Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-255982 on Form S-4 of our reports dated March 2, 2021, relating to the financial statements of Regal Beloit Corporation and the effectiveness of Regal Beloit Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Regal Beloit Corporation for the year ended January 2, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

June 30, 2021